Exhibit 4.18

WEIFANG UNIVERSITY AND CIBT CANADIAN INSTITUTE OF BUSINESS AND

TECHNOLOGY CORP. AGREEMENT TO ESTABLISH CIBT BEIHAI INTERNATIONAL

MANAGEMENT SCHOOL

Party A: Weifang University (WFU)

Address: 149 E. Dongfeng Street, Weifang, Shandong Province, PR China

Party B: CIBT Canadian Institute of Business and Technology Corp. (CIBT)

Address: 1200 — 777 W. Broadway, Vancouver, B.C. Canada V5Z 4J7

Party A and Party B have had sufficient consultation and are both in agreement to cooperate, and intend to cooperate as follows:

1. About Cooperation

Both parties, through cooperation, would together establish "CIBT Beihai International

Management School", launch internationally partnered educational programs, bring in advanced teaching concepts, course curricula and materials, qualified instructors and management framework, etc., to enhance teaching standards.

•           Nature: CIBT Beihai International Management School is a prestigious learning ground, internationally partnered by Weifang University and CIBT Canadian Institute of Business and Technology Corp.

•           Mission: To nourish and develop Chinese talents capable of working in the global economy, and to contribute to the international expansion of Weifang University and CIBT Canadian

Institute of Business and Technology Corp.; and subject to permissions granted from policy and regulations, bring benefits of all kinds to the both parties.

•           Positioning: CIBT Beihai International Management School is situated in Weifang, and positions itself as a secondary college of Weifang University incorporated in Weifang University's overall planning. Like all other WFU colleges and departments, CIBT Beihai International Management School conducts education and instruction activities under the general guidance of Weifang University.

•           Legal Status: To maximize the benefits of such internationally partnered venture, CIBT Beihai International Management School owns a board of directors. CIBT Beihai International Management School management team reports to the board of directors and at the same time, reports to Weifang University as a secondary college.

•           Board of Directors: CIBT Beihai International Management School has 7 board members with three of them from Weifang University and four from CIBT;

•           Management: Management personnel for CIBT Beihai International Management School are all hired from within Weifang University and other places. These managers are not counted in Weifang University personnel quota.

2. Cooperation Details

Presently, the two parties plan to cooperate on the following programs:

■         Bachelor degree programs from Western International University (WIU) of Apollo Group, USA;

■         Masters degree programs from Western International University (WIU) of Apollo Group, USA;

■         Bachelor degree programs from ITT, USA;

■         MBA program from City University, USA;

■         Cooperative bachelor degree programs with other countries.

3. Roles and Responsibilities

Party A -- Weifang University

1. Agrees to transfer 60% ownership of its subsidiary, Beihai College, to CIBT and rename the college as CIBT Beihai International Management School. Agrees to transfer the existing Beihai College students to CIBT Beihai International Management School temporarily, with the tuition remaining unchanged. Is responsible for applying to the related Chinese government agencies, administering all necessary procedures for CIBT Beihai International Management School, harmonizing the relationship with government agencies and other organizations, and submitting any projects and programs that are beneficial to the development of CIBT Beihai International Management School to related government agencies.

2. Starting from the year 2005, an active role will be taken in rallying support from Shandong Provincial Ministry of Education. Will progressively obtain 600 to 1000 student enrollment quota (half for associate degree students and half for bachelors degree students, adjustment in this matter can only be made with the approval of two parties), the tuition will be in consensus with the rates for internationally partnered educational programs. When the time is right, to assist CIBT Beihai International Management School in applying for authority to deliver related masters degree programs.

3. Assists CIBT Beihai International Management School by coordinating implementation and management of teaching activities and providing supervision and guidance to maintain teaching qualities.

4. Depending on the scale of CIBT Beihai International Management School, is responsible to provide CIBT Beihai International Management School with sufficient area (2,000 to 8,000 square meters) to use, length of time for usage being seven years. Subject to approval from the two parties, the usage time may be extended to ten years. Students from CIBT Beihai International Management School are permitted to use the cafeteria, dormitory, library, physical educational center, etc. and to enjoy the same benefits as Weifang University students. Also responsible for providing the instructors and management personnel of CIBT Beihai International Management School the necessary working and living conditions and facilities.

5. Based on the development of CIBT Beihai International Management School, agrees to make further investment for future expansion. The investment is in the form of land and facilities and is made in proportion to ownership.

6. Is responsible, upon completion of programs, to award students with the corresponding Chinese academic degrees.

Party B — CIBT Institute of Business and Technology Corp.

1. To invest in cash and equipment as needed during the development of CIBT Beihai International Management School, including the cash and equipment investment worth of RMB 5 million in exchange for 60% ownership of CIBT Beihai International Management School. The investment will be made in phases within the six months after the formal agreement is signed.

2. Subject to CIBT Beihai International Management School's development, to make further investment in the form of cash and equipment for expansion purposes. The investment will be made in proportion with the percentage of ownership.

3. To assist CIBT Beihai International Management School in raising fund from the international market through financing activities, to ensure the school has sufficient capital to further expand into a China-wide network that is characterized by international education and online education.

4. Before CIBT Beihai International Management School assumes an independent legal entity status, the investment made and the equipment purchased by Party B belongs to Party's B's representative organizations in China. After CIBT Beihai International Management School assumes an independent legal entity status, Party B agrees to transfer the above ownership to CIBT Beihai International Management School.

5. Is responsible for brining in foreign advanced educational programs, program design, course curricula, course materials, and foreign instructors.

6. Is responsible, upon completion of programs, to award students with the corresponding foreign academic degrees.

7. Working together with Party A to manage the school.

4. Operation

1. CIBT Beihai International Management School should be run in accordance to The People's Republic Of China Regulations Regarding Sino-Foreign Cooperation Education.

2. As a secondary college under Weifang University, CIBT Beihai International Management School should draw on CIBT's various North American channels to assist and support the development of other WFU departments in the internationalization of Weifang University, particularly in such areas as introducing education programs for other WFU departments, creating opportunities for Sino-foreign cooperation, hosting western-standard management, English language, and career development related training sessions for Weifang University students.

3. CIBT Beihai International Management School should keep "international" as its distinctive feature in running foreign and Sino-foreign cooperative programs. At the same time, CIBT Bcihai International Management School shall run Weifang University programs and integrate them with foreign programs wherever possible.

4. CIBT Beihai International Management School will be managed by a special joint administration organization that is responsible for all operation related affairs and decisions.

5. CIBT Beihai International Management School maintains its own accounting procedures and is obliged to remit tuition and training fees to the foreign partner according to the agreement. Upon the approval of the board of directors, the payment will be made through the channels and in the ways that are specified by state regulations. The balance will be distributed proportionally to the cooperation parties based on their investment proportion.

Anything that is not specified here will be decided by both parties through consultation. Disputes that may occur will be brought forward to Shandong Provincial Ministry of Education for coordination and resolving.

The agreement is valid for seven years following the day when the formal agreement is signed. Within six months before the agreement expires, the two parties will consult with each other and decide whether or not to renew the agreement.

The agreement has both English and Chinese versions. When conflict in content between the two versions occurs, the Chinese version has the overriding power. The agreement is made in two copies; each has the same legal binding. The signatures below indicate the approval from the signatory parties.

Party A -- Weifang University	Party B -- CIBT Canadian Institute of Business and Technology Corp.
Signature of representative:	Signature of representative:

Date:	Date